Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-143147, 333-154280, 333-159049, 333-174219 and 333-193827 of Green Plains Inc. on Form S-8 of our report dated December 5, 2016, related to the financial statements of Abengoa Bioenergy Maple, LLC (the “Company”) as of December 31, 2015 and 2014 and for the three years ended December 31, 2015 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt surrounding the ability of the Company to continue as a going concern).

/s/ DELOITTE & TOUCHE LLP

St Louis, Missouri
December 6, 2016